Exhibit 99.1

Workstream Inc. Receives Marketplace Rule 4310(c)(3) Notice From NASDAQ and Going Concern Opinion

Maitland, FL, November 21, 2008 - Workstream Inc. (NASDAQ - WSTM), a leading provider of on-demand compensation, performance and talent management solutions, today announced that on November 20, 2008, it was notified by the Nasdaq Stock Market that it is no longer in compliance with Nasdaq Marketplace Rule 4310(c)(3), which requires the Company to have a $35 million market capitalization, a minimum $2.5 million in stockholders' equity or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Nasdaq staff requested that, on or before December 3, 2008, the Company submit its specific plan to achieve and sustain compliance with all listing requirements, including the time frame for completion of the plan. Workstream expects to submit its plan to the Nasdaq as requested. In the notice, the staff stated that the Nasdaq Listing Qualifications Panel before which the Company appeared on October 30, 2008 would consider this matter in rendering a determination regarding Workstream’s continued listing on the Nasdaq Capital Market.

Workstream also announced today that on November 14, 2008 it filed its Annual Report on Form 10-K, which included an audit report by the Company's independent registered public accounting firm containing a going concern qualification. Workstream makes this announcement in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), which requires any Nasdaq-listed issuer that receives an audit opinion that contains a going concern qualification to make a public announcement to that effect through the news media. This announcement and press release do not represent any amendment to Workstream's 2008 Annual Report on Form 10-K.

About Workstream

Workstream provides on-demand compensation, performance and talent management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With offices across North America, Workstream services customers including Chevron, Kaiser Permanente and Wells Fargo. For more information, visit www.workstreaminc.com, or call (407) 475-5500.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

For more information contact:

Investor Relations
Tammie Brown
Workstream Inc
Tel: 407-475-5500
Email: tammie.brown@workstreaminc.com